                                                                    EXHIBIT 12.1



                           PEOPLES ENERGY CORPORATION
                   CERTAIN CONSOLIDATED FINANCIAL INFORMATION
              (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)


                             THREE MONTHS ENDED
                          DECEMBER 31, (UNAUDITED)                         FISCAL YEAR ENDED SEPTEMBER 30,
                          -------------------------    ------------------------------------------------------------------------
                              2000          1999            2000           1999          1998          1997            1996
                          -----------    ----------    -------------    ---------     ----------    ----------      ----------
Income Summary

Operating Revenues          $716,982     $411,898         $1,417,533    $1,194,381    $1,132,728    $1,273,689      $1,198,677

Fixed Charges               $ 17,264     $ 12,018         $   53,732    $   42,230    $   39,192    $   38,359      $   43,102

Net Income Applicable
to Common Stock             $ 36,357     $ 29,571         $   86,415    $   92,636    $   79,423    $   98,404      $  103,438

Ratio of Earnings to
Fixed Charges *                 4.31         4.92               3.41          4.44          4.17          5.04            4.86


* Earnings consist of net income to which have been added fixed charges and taxes on income. Fixed charges consist of interest on all indebtedness and amortization of debt expenses.